Exhibit 10.21

DATED

November 2019

EMPLOYMENT CONTRACT

between

GBT TRAVEL SERVICES UK LIMITED, D/B/A AMERICAN EXPRESS GLOBAL BUSINESS TRAVEL

And

ANDREW CRAWLEY

Andrew Crawley Employment Agreement

November 2019

CONTENTS

CLAUSE

Andrew Crawley Employment Agreement

November 2019

THIS AGREEMENT is dated ___ November 2019

1.	PARTIES
(1)

GBT Travel Services UK Limited, D/B/A American Express Global Business Travel incorporated and registered in England and Wales with company number 08774160 (the "Company") whose registered office is at 5 Churchill Place, Canary Wharf London, England E14 5HU ("Canary Wharf") and

(2)	Andrew Crawley, residing at Kisdon Puers Lane Jordans, Buckinghamshire HP9 2TE, UK (the "Executive").

Agreed terms

2.	TERM OF APPOINTMENT
2.1

The Appointment shall be effective 1st April 2020, subject to the remaining terms of this agreement. Following the effective date, the Appointment may be terminated by either party giving the other not less than 26 weeks' prior notice in writing, or otherwise terminated in accordance with clauses 11, 15, 17 or 18 herein.

2.2	The Executive consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.
3.	DUTIES
3.1	Effective upon the Commencement Date, the Executive will serve the Company in the capacity of Chief Commercial Officer ("CCO") reporting to the Chief Executive Officer ("CEO").
3.2	During the Appointment, the Executive shall:
(a)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;
(b)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company;
(c)	comply with all reasonable and lawful directions given to him by the Company;
(d)	promptly make such reports to the CEO in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;

Andrew Crawley Employment Agreement

November 2019

(e)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other Executive, officer or director of the Company or any Group Company to the Company immediately on becoming aware of it;
(f)	use his best endeavours to promote, protect, develop and extend the business of the Company or any Group Company; and
(g)	comply with the GBT Code of Conduct and the Management Policies of the Company, and such other applicable policies as in effect from time to time. All policies are available on the Company intranet.
3.3

All documents, manuals, hardware and software provided for the Executive's use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4.	PLACE OF WORK
4.1	The Executive's normal place of work is Canary Wharf, or such other place within theUnited Kingdom which the Company may reasonably require for the proper performance and exercise of his duties.
4.2

The Executive agrees to travel on the Company's or any Group Company's business (both within the United Kingdom and abroad) as may be required for the proper performance of his duties under the Appointment.

5.	HOURS OF WORK
5.1

The Executive shall devote himself exclusively to the performance of his duties during the Company's normal hours of work (which are from 0900 to 1700 Monday to Friday inclusive). The Executive will also work any further hours as may from time to time become necessary in order to perform his duties to the satisfaction of the Company without additional remuneration.

5.2

It is acknowledged and agreed that the Executive is a managing executive with autonomous decision making powers and that the duration of his working time is not measured and can be determined by the Executive. Accordingly, pursuant to Regulation 20 of the Working Time Regulations ("WTR"), 4(1), 4(2), 6(1), 6(2), 6(7), 10(1), 11(1) 11(2) and 12(1) of the WTR do not apply to the Executive's employment under this Agreement.

Andrew Crawley Employment Agreement

November 2019

6.	SALARY AND AWARD PLANS
6.1

The Executive will be paid an annual salary of GBP 650,000.00, subject to deductions for tax and national insurance (inclusive of any fees due to the Executive by the Company or any Group Company as an officer of the Company or any Group Company).

6.2	The Executive's salary shall accrue from day to day and be payable monthly in arrears at the end of each month directly into the Executive's bank or building society.
6.3

The Company may from time to time, in its sole discretion, appoint the Executive to a Director position. However, the Executive shall not be entitled to any director's or other fees from the Company or any Group Company or to any fees in respect of any office he may hold as a nominee or representative of the Company.

6.4	Where, in its absolute discretion, the Company reviews the Executive's salary, the Company shall be under no obligation to award the Executive any increase.
6.5

The Executive will be eligible to earn an annual performance-based award under the Annual Incentive Award Plan ("AIA") in respect of each complete calendar year of his employment under this Agreement. The actual amount of the award is based on individual contribution, and is subject to award pools, which are determined by organizational performance. The Executive's target performance-based award opportunity for each calendar year during his employment under this Agreement will be 100% of the Executive's base salary for such calendar year, with a maximum award of 200% of the Executive's base salary for such calendar year. If the Executive commences employment after 1 April 2020, the target award will be pro rated based upon the time in position in 2020. If the Executive commences employment on or before 1 April 2020, there will be no pro ration and he will be entitled to have the base 2020 bonus payment on the equivalent salary of a full year of employment. The fact that a performance-based award is paid in one year or in relation to a particular period is no guarantee of (and does not give rise to any expectation of or entitlement to) a performance-based award in any subsequent year or in relation to any subsequent period. Any earned annual performance-based award will be paid in the year following the year to which it relates. Payment of an annual award is contingent upon the Executive's continuous employment through the payment date and other terms and conditions of the AIA Program.

6.6

Except as provided in clause 15.1, the Executive shall be neither eligible to be considered for nor entitled to receive any discretionary award under clause 6.5 if at the time the award is due to be paid he is no longer employed by the Company, or he is under notice of termination of employment (whether given by him or the Company) or he is subject to disciplinary proceedings or to an extant disciplinary

Andrew Crawley Employment Agreement

November 2019

sanction. If the Executive is suspended pursuant to clause 18.2 of this Agreement or subject to any disciplinary investigation or proceedings, he shall only be entitled to payment of any award if, after such investigation, period of suspension and/or proceedings have been resolved, he is not subject to any disciplinary sanction.

6.7

Executive shall be eligible to receive a one-time sign-on bonus of £486,780.00, less taxes and applicable withholdings. The Sign On bonus shall be paid in one lump sum, and shall be paid as soon as reasonably practicable following 30 days of the Executive's start date, and no later than the pay date at the conclusion of the first full pay period after Executive's start date. Executive understands and agrees that the Sign On bonus is contingent on his remaining an employee for one year of employment. He agrees that in the event his employment terminates within one year due to (i) his voluntary resignation other than for Good Reason or (ii) Termination for Cause as set forth in clause 18.1, that he will not have earned this bonus, and therefore he will repay this bonus to GBT in full.

6.8	Long Term Incentive Award Program ("LTIA")

Executive will be eligible to participate in the GBT Long Term Incentive Award Program. The value of the award will be based upon Executive's performance and band level and may take the form of restricted cash which is subject to change based upon company and individual performance and the plan provisions.

The award will vest in accordance with the LTIA plan, a copy of which will be provided to Executive upon the receipt of the award. Vesting is subject to continuous employment with GBT (or one of its subsidiaries) through each vesting date. In the event that Executive's employment with GBT or one of its subsidiaries ends, any portion of the award that is unvested will be forfeited on Executive's last day of employment. All award recommendations and terms are subject to management approval and applicable plan provisions at time of award.

The LTIA will not form part of Executive's contractual remuneration or consideration for the purpose of bonus or other compensation related calculations. Executive agrees that if he is granted an Award, even though he remains eligible to participate in future awards, the plan is discretionary and the company shall not be obligated to make any further similar grants to Executive in the future.

6.9

The Executive agrees that for the purposes of the Employment Rights Act 1996 the Company may apply any sums which may be due from the Company to the Executive (including, without limitation, accrued salary and/or holiday pay and/or any payment in lieu of notice) at the Termination Date against any sums which may be due from the Executive to the Company (whether in respect of any overpayment or mistaken payment of salary or in respect of a matter requiring written authorisation pursuant to the Employment Rights Act 1996 or otherwise)

Andrew Crawley Employment Agreement

November 2019

and the Executive further agrees that if he fails to give due notice of termination of this Agreement, the Company may retain the sums due without prejudice to its right to claim damages for any additional loss it may suffer as a result.

6.10

The Executive shall indemnify the Company for itself and on behalf of any Group Company in relation to any income tax and employee national insurance contributions not already deducted from the Executive's remuneration (or any taxes replacing the same) for which the Company or any Group Company has an obligation at any time to account (whether during the Executive's employment by the Company or after the Termination Date) in relation to the emoluments and benefits the Executive receives under this Agreement.

7.	BENEFITS AND EXPENSES
7.1

The Company operates a flexible benefits system accessible via the intranet, which details the Executive's core benefits and allows the Executive to choose to contribute to additional benefits as well as nominating his life assurance beneficiaries. The Executive shall be eligible to participate in such benefits programs as are specified online from time to time, subject to the Executive satisfying certain eligibility criteria and the scheme rules as amended from time to time. Some of the Executive's benefits, including any Executive pension contributions are provided via deduction from salary. Under salary sacrifice the Executive will receive a lower gross salary in return for the provision of the benefit.

7.2

The Executive shall receive a car allowance of £11,900 annually gross, which shall be payable together with and in the same manner as Executive's salary in accordance with clause 6.2. The car allowance shall not be treated as part of Executive's basic salary for any purpose and shall not be pensionable. The Company may vary or remove this allowance at any time.

7.3

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment and compliance with the Company Travel & Expense program.

7.4

Any benefits provided to the Executive by the Company from time to time may be withdrawn by the Company if at its option it shall decide that any such benefit or class of benefits shall cease to apply to all employees or to all employees of the Company having a status similar or substantially similar to the Executive and the Company may amend the terms, rules or scale of any benefit at any time provided any such amendment is of general application.

Andrew Crawley Employment Agreement

November 2019

8.	PENSIONS

Shortly after the Commencement Date, the Executive shall automatically be enrolled into the GBT UK Stakeholder Pension Plan (the "Plan"), subject to the Executive satisfying certain eligibility criteria and subject to the Plan rules as amended from time to time. In accordance with the Pension scheme, and subject to compliance with the automatic enrolment duties under the Pensions Act 2008, GBT will contribute 8% of the Executive's salary into the pension program or pay the Executive a cash allowance in the same amount, net of 14.3% on National Insurance. Full details of the Plan are available on the company intranet.

9.	HOLIDAYS
9.1

The Company's holiday year runs between 1st January and 31st December. The Executive shall be entitled to 25 days paid holiday in each holiday year per the Company policy. If the Appointment commences or terminates part way through a holiday year, the Executive's entitlement during that holiday year shall be calculated on a pro-rata basis.

9.2

Executive shall be responsible to manage the taking of Holiday time while ensuring that his duties are fulfilled. Unused Holiday time shall be limited to 5 days carry forward to a subsequent holiday year. In cases of sickness absence, carry-over is limited to four weeks' holiday per year less any leave taken during the holiday year that has just ended.

9.3

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Notwithstanding the foregoing, unless Executive specifically advises the Chief Human Resources Officer the number of days to which he believes he is entitled, the Company shall presume that all awarded Holidays were used and that no such payment is due upon termination of the Appointment.

9.4

If the Company has terminated or would be entitled to terminate the Appointment under clause 18 or if the Executive has terminated the Appointment in breach of this agreement, any payment due under clause 9.3 shall be limited to the Executive's statutory entitlement under the Working Time Regulations 1998 (SI 1998/1833) and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

Andrew Crawley Employment Agreement

November 2019

10.	EXECUTIVE WARRANTIES
10.1

The Executive represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if he is in breach of any such obligations.

11.	INCAPACITY
11.1

If the executive is absent from work due to illness, accident or other such Incapacity, he must notify the company and keep the company regularly informed of his absence and the likely direction. Executive must comply with the Company Sickness Absence Policy in order to receive Statutory and Company provided Sick Pay during his absence.

11.2

If the Executive shall be prevented from performing his duties as a result of illness, accident or incapacity for any period in excess of three consecutive months or an aggregate of 90 working days (whether consecutive or not) in any period of 12 consecutive months, the Company may, notwithstanding any other provision of this agreement, terminate the Executive's employment by giving the Executive notice in accordance with clause 2.1. In the event the Company takes such action prior to the Executive's exhaustion of Company provided sick pay (under the Sick Pay Policy) or Statutory Sick Pay, the Executive shall be permitted to exhaust such benefits available to him prior to the commencement of any Notice Period or Garden Leave hereunder.

11.3

In circumstances where the Executive shall have been prevented from performing his duties for the periods referred to in clause 11.2, the Company may in its absolute discretion, if the Executive is a director of the Company or any Group Company, require the Executive to resign any such directorship and, if the appropriate resignation shall not be signed and delivered by the Executive to the Board within seven days of such request, the Executive agrees that the Board may appoint any other Director of the Company to sign such notice of resignation for and on behalf of the Executive and in the Executive's name for such purpose.

11.4

If the Executive's inability to perform his duties results from incapacity caused by any third party the Executive shall notify the Company of that fact as soon as reasonably practicable and all sick or incapacity payments made to the Executive by the Company under this clause in respect of any consequent absence shall, to the extent that compensation is recoverable either from the third party and/or any other body constitute loans by the Company to the Executive and shall be repaid to the Company in accordance with the provisions of this clause to the extent that the Executive recovers compensation for loss of earnings. The Executive shall keep the Company regularly informed of the progress of any

Andrew Crawley Employment Agreement

November 2019

action which he takes against such third party, provide such information as the Company may from time to time reasonably require and shall immediately notify the Company in writing of any compromise, settlement, award or judgment in connection with the claim. Where the Executive recovers any compensation for loss of earnings as referred to in this clause, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this clause within 28 days of receipt of such compensation. Any such payment under this clause shall be subject to the maximum aggregate sum permitted to be lent by the Company to the Executive without shareholder approval under the restrictions contained in the Companies Act 2006 relating to loans to directors.

12.	CONFIDENTIAL INFORMATION
12.1

The Executive acknowledges that in the course of the Appointment he will have access to Confidential Information, as defined in clause 31.1. The Executive shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Company or required by law;
(b)	any information which is already in, or comes into, the public domain other than through the Executive's unauthorised disclosure; or
(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
13.	INTELLECTUAL PROPERTY
13.1

The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company or any Group Company. The Executive acknowledges that all Intellectual Property subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 13.1.

13.2

The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 13.1.

Andrew Crawley Employment Agreement

November 2019

13.3

The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Executive's name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

14.	DISCIPLINE AND GRIEVANCES
14.1

There are no disciplinary or grievance procedures which form a contractually binding part of this Agreement. If the Executive is dissatisfied with any disciplinary decision relating to his employment or if the Executive wishes to seek redress of any grievance relating to his employment, he should apply in writing to the person or persons to whom he reports.

15.	BENEFITS UPON TERMINATION WITH NOTICE
15.1	If the Company terminates the Executive's employment other than for Cause as defined in clause 18.1 or if the Executive resigns for Good Reason, as defined below, the Executive shall be entitled to:
(a)

12 months' basic salary subject to deductions for tax and national insurance contributions as required by law, less any basic salary paid or payable with respect to any period of Garden Leave under clause 16 or pay in lieu of notice under clause 17 (such that the maximum aggregate amount of basic salary (or in respect of basic salary) payable in total under this clause is 12 months) (the "Severance Payment");

(b)

the annual performance-based bonus at the minimum Target level Executive would have received under clause 6.5 for the year of termination, but prorated to reflect the period of the year worked prior to the Termination Date (excluding any period during which the Executive is under notice of termination (whether given or received) or placed on Garden Leave under clause 16) and payable on or around March in the year following such termination in accordance with the Company's standard procedures in place from time to time; and

(c)

the continued benefit of private medical expenses insurance under such plan as is maintained by the Company or separately procured for a period of 12 months following the Termination Date less any period of notice worked or Garden Leave under clause 16 or, if it is not practicable to continue such insurance coverage, a payment in lieu of such benefit calculated by reference to the cost to the Company of the provision of such medical expenses insurance.

(d)

Notwithstanding anything in the foregoing to the contrary, in the event that on or prior to the first anniversary of Executive's employment GBT terminates Executive's employment without Cause or he resigns for Good

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November 2019

Reason, then the entitlements to benefits in clauses (a), (b) and (c) above shall increase to 24 months and the post termination restrictions referenced in 15.2 below shall similarly increase to 24 months.

15.2

The Company will make any payment pursuant to clause 15.1 in equal monthly instalments in arrears. Payment of each monthly instalment shall be conditional upon the Executive's continued compliance with his obligations in clauses 12 (Confidentiality) and 13 (Intellectual Property) and the post termination restrictions contained in the LTIA Plan. For the avoidance of doubt the Executive acknowledges and agrees that the Severance Payment and/or the Severance Benefits or any instalment thereof does not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were the Executive to breach any of the obligations referred to in this clause and that the withholding of any monies is without prejudice to any other remedy the Company or any Group Company may have against the Executive.

15.3

The Executive accepts and acknowledges that any Severance Benefits as defined in clause 15.1 shall be provided in full and final settlement and satisfaction of all and any claims, whether contractual, statutory or otherwise and whether in the United Kingdom or any other country in the world, which the Executive (or any person or body on his behalf) has or may have against the Company and/or any Group Company and/or any of its or their Executives, directors, shareholders, consultants, agents, officers or owners relating to his employment or service with the Company or any Group Company or its termination and the Executive agrees that he will not issue, whether directly or indirectly, or take steps to issue any claim against the Company or any Group Company and/or any of its or their Executives, directors, shareholders, consultants, agents, officers or owners relating to his employment or service with the Company or any Group Company or its termination (whether in the United Kingdom or any other country in the world).

15.4

The Company may at its sole discretion require the Executive to enter into a settlement agreement on terms acceptable to the Company in order for the Executive to be entitled to the Severance Benefits and to confirm that such amounts are in full and final settlement of the claims listed in clause 15.3 above. Such settlement agreement must be effective, with all revocation periods expired, within 60 days after the Termination Date.

Andrew Crawley Employment Agreement

November 2019

16.	GARDEN LEAVE
16.1

Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Appointment.

16.2	During any period of Garden Leave:
(a)	the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of the Company or any Group Company;
(b)

the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive's home) as the Company may decide;

(c)	the Executive shall continue to receive his basic salary and all contractual benefits in the usual way subject to the terms of any benefit arrangement;
(d)	the Executive shall remain an Executive of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);
(e)	the Executive shall ensure that the Chief Executive Officer knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)	the Company may exclude the Executive from any premises of the Company or any Group Company; and
(g)

the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, Executive, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

16.3	Any accrued but unused holiday entitlement shall be required to be used before commencing any period of Garden Leave.
17.	PAYMENT IN LIEU OF NOTICE
17.1	The Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Executive that the

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November 2019

Company is exercising its right under this clause 17 and that it will make within 28 days a payment in lieu of notice (the "Payment in Lieu"), or the first instalment of any Payment in Lieu, to the Executive. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)	any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and
(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
17.2	The Company may pay any sums due under clause 17.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given.
18.	TERMINATION WITHOUT NOTICE
18.1

The Company may terminate the Appointment for Cause with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)	is guilty of any gross misconduct affecting the business of the Company or any Group Company;
(b)

commits any serious or repeated material breach or non-observance of any of the material provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;

(c)	is, in the reasonable opinion of the Company, negligent and incompetent in the performance of his duties;
(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

Andrew Crawley Employment Agreement

November 2019

(e)

is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or noncustodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(f)	ceases to be eligible to work in the United Kingdom;
(g)

is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Executive or the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company;

(h)	is in material breach of the Company's Global Code of Conduct or any Management Policy referenced in the Code of Conduct; or
(i)	is guilty of a material breach of any rules issued by the Company from time to time regarding its electronic communications systems.
18.2

In order to investigate a complaint or allegation against the Executive of misconduct or some other serious issue relating to his employment and to allow the Company to carry out whatever investigations it deems appropriate, the Company may for whatever period it reasonably considers necessary suspend him on full pay and other contractual benefits and require him not to enter any premises of the Company and/or the Group and abstain from contacting specific or all employees, officers, agents, investors, clients, counter-parties, analysts, brokers, professional advisers, suppliers to or other business contacts of the Company and/or the Group. The Executive shall not be employed by or provide services to any third party during any period for which he is suspended pursuant to this clause 18.2 and shall remain bound by all his express and implied duties as an employee of the Company save as varied by this clause.

19.	OBLIGATIONS ON TERMINATION
19.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave the Executive shall:
(a)

Unless placed on Garden Leave, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or its business contacts, any keys, credit card and any other property of the Company or any Group Company, which is in his possession or under his control;

(b)

return any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises;

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(c)	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of the Company or any Group Company; and
(d)	provide a signed statement that he has complied fully with his obligations under this clause 19.1 together with such reasonable evidence of compliance as the Company may request.
19.2

The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of clause 19.1 c).

19.3

Except as provided in clauses 15 and 17, or as otherwise set forth in this Agreement or in a Plan document, on termination of the Appointment however arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, commission plan, or other plan operated by the Company in which he may participate.

20.	COMMUNICATIONS

The Executive consents to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes. The Executive shall comply with any electronic communication systems policies that the Company may issue from time to time and any material breach of such policies may lead to disciplinary action being taken against the Executive, which may include dismissal.

21.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

22.	DATA PROTECTION AND MONITORING
22.1

Executive agrees to comply with the Company's data protection and information security policies (available on Uconnect here) when handling personal data in the course of employment including personal data relating to any employee,

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November 2019

customer, client, supplier or agent of the Company. The Company may change the policies in force at any time and Executive will be notified of any changes.

22.2

Executive understands that the Company will process data relating to him for legal, personnel, administrative and management purposes, potentially including sensitive personal data (as defined in the Data Protection Act 1998). The Company treats employee personal data in accordance with the Employee Privacy Notice available at the link above.

22.3

Executive understands that the Company may monitor or record any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with, staff training, quality assurance, prevention of crime and for legitimate business purposes. Executive shall comply with any electronic communication systems policies that the Company may issue from time to time. Executive shall be advised if he works in an area where calls/images are monitored and /or recorded.

22.4

Executive understands that the Company may conduct periodic criminal checks upon him. Executive's ongoing employment is subject to the results of any checks being satisfactory to the Company, as well as his compliance with the Company's compliance policies and procedures.

23.	NOTICES

A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party. If Executive is providing notice, it shall be delivered to the CEO, with copies to the Chief Human Resources Officer and the General Counsel.

24.	ENTIRE AGREEMENT
24.1

This agreement and any document referred to in it, including, without limitation, the Long Term Incentive Award Plan agreement that will be entered into between Executive and GBT III BV, constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

24.2

Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

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24.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.
24.4	Nothing in this clause shall limit or exclude any liability for fraud.
25.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

26.	COUNTERPARTS
26.1

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

26.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.
27.	STATUTORY PARTICULARS
27.1	The information in this Agreement constitutes a written statement of the written particulars of employment of the Executive in accordance with the Employment Rights Act 1996.
28.	COLLECTIVE AGREEMENTS
28.1	There are no collective agreements which directly affect the terms of the Executive's employment.
29.	GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

Andrew Crawley Employment Agreement

November 2019

30.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

31.	INTERPRETATION
31.1	The definitions and rules of interpretation in this clause 31 apply in this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996;

Confidential Information: Unless generally disclosed in writing to GBT at the time of the Appointment, information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company, or any of their customers or prospective customers for the time being confidential to the Company or any Group Company or any of their customers or prospective customers and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts, customers or prospective customers, including in particular (by way of illustration only and without limitation):

(a)	the names, addresses, salary and other details of the Company's or any Group Company's Executives, workers or officers;
(b)

the Company's or any Group Company's business plans, programmes and details of business opportunities; accounts, financial information, such as pricing, cost structures, balance sheets, budget and financial forecasts and marketing information and projects;

(c)	any intellectual property belonging to the Company, any Group Company, or any related details thereof;
(d)

details of the Company's and any Group Company's customers, prospective customers, suppliers, prospective suppliers and other business contacts, including but not limited to their contact details, accounts, financial and other arrangements and requirements;

(e)	details of the Company's and any Group Company's customers, prospective customers, suppliers, prospective suppliers and other

Andrew Crawley Employment Agreement

November 2019

business contacts included in any professional networking social media site, including but not limited to, LinkedIn;

(f)

the research and development projects and research particulars, software or product formulae and processes, source and object codes, product inventions, designs and discoveries, industry surveys and plans and technical data relating to the Company and/or any Group Company;

(g)

third party confidential information supplied to the Executive or the Company or any Group Company during their employment, including but not limited to third party trade secrets, details of their requirements or services, their pricing and costs structures, their intellectual property and records of business plans or dealings; and

(h)

any document marked confidential or with similar expressions, or any information which Executive has been told is confidential or which Executive might reasonably expect the Company or any Group Company would regard as confidential.

Good Reason: any of the following occurring without the Executive's written consent: (i) a reduction by the Company of the Executive's annual base salary (other than pursuant to an across the board reduction similarly affecting other senior executives within the Company); (ii) a material reduction by the Company of Executive's job responsibilities and title; (iii) a wilful failure by the Company to pay compensation that is due and owing without good reason. Notwithstanding the foregoing, Good Reason shall not exist unless within 30 days of the occurrence claimed to constitute Good Reason Executive has provided the Company with written notice setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason, and affording the Company 30 days in which to cure the alleged occurrence (the "Cure Period"), if practicable. The Executive's employment must terminate within 30 days following the failure of the Company to cure during the Cure Period.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time;

Incapacity: any sickness, injury or other medical disorder or condition which prevents the Executive from carrying out his duties;

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of,

Andrew Crawley Employment Agreement

November 2019

and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium;

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

31.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.
31.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

31.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

This agreement has been entered into on the date stated at the beginning of it.

Andrew Crawley Employment Agreement

November 2019

Executed as a deed by Andrew Crawley:

/s/ Andrew Crawley	11/26/19

In the presence of:

A. Abbott

FULL NAME OF WITNESS:	Angela Abbott

ADDRESS OF WITNESS:

OCCUPATION OF WITNESS:

Executed as a deed by GBT Travel Services UK Limited, D/B/A American Express Global Business Travel acting by Paul Abbott, Chief Executive Officer.

/s/ Paul Abbott

Paul Abbott